ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated June 7, 2011

ETRACS Food and
Agriculture
Commodity ETNs

ETRACS Food and Agriculture

Commodity ETNS

Looking for diversified commodity exposure?	For more information

Are you looking for a new way to diversify your portfolio? Do you have any exposure to commodities?

Historically, commodities have low to negative correlation to stocks and bonds making them an attractive asset class due to their portfolio diversification benefits.

Given rising food prices, an investment in the underlying agriculture or livestock commodities is one way to gain access to this asset class.

ETRACS CMCI Food Total Return (FUD)
ETRACS CMCI Agriculture Total Return (UAG) www.ubs.com/etracs
Questions? Contact us
Tel: +1-800-ETRACS-5 etracs@ubs.com

ETRACS offers a number of compelling Constant Maturity Commodity Index (CMCI) Exchange Traded Notes that provides investors with another convenient way to access this asset class and take advantage of current market conditions. Featured here are two of our ETRACS Commodity ETNs:

The ETRACS CMCI Food Total Return ETN (Ticker: FUD) is an investable commodity index exchange traded note that provides exposure to food commodities by measuring the collateralized returns from a basket of 11 commodity futures contracts, giving diverse exposure to the agricultural and livestock sectors.

The ETRACS CMCI Agriculture Total Return ETN (Ticker: UAG) allows you to capitalize on a rise in agriculture prices, through easy access to the collateralized returns from a basket of 10 commodity futures contracts representing the agricultural sector.

In the current global climate, the price of food and agricultural produce is soaring so there is no better time to be bullish in these markets.

Key benefits:

— Broad exposure to a portfolio of agricultural and livestock commodity futures through a single investment in FUD.

— Broad exposure to a portfolio of agricultural commodity futures through a single investment in UAG.

— Convenience - Buy and sell through a broker on a U.S. securities exchange during market hours.

— Diversified across three constant maturities from three months to one year.

— Yearly fee amount of 0.65%

An investment in ETRACS is subject to a number of risks including the risk of loss of some or all of the investor’s principal. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

To learn more about how these ETNs and other ETRACS ETNs may benefit you or your clients, kindly click on the links to the right.

www.ubs.com/etracs

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC.(http://www.sipc.org/)

An investment in the ETRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. UBS E-TRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722 7370). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2011.The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. Patent pending. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

Intended for recipient only and not for further distribution without the consent of UBS.

If you do not want to receive such reports by email please click unsubscribe and we will continue to send reports by post. If you would like to cease receiving all reports or have any requests please contact +1-203-719 1157.

UBS Securities LLC, a subsidiary of UBS AG, 677 Washington Boulevard, Stamford, CT, 06901, United States.

www.ubs.com